Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Pulaski Financial Corp:

We consent to the incorporation by reference in the registration statement on Form S-8 of Pulaski Financial Corp. of our report dated December 19, 2012, with respect to the consolidated balance sheets of Pulaski Financial Corp. and subsidiaries as of September 30, 2012 and 2011, and the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended September 30, 2012, which report appears in the September 30, 2012 annual report on Form 10-K of Pulaski Financial Corp.

/s/ KPMG LLP

St. Louis, Missouri
April 23, 2013